Exhibit (d)(1)

COMBINED INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made this 29th day of December, 2006, among Munder Series Trust (“MST”), on behalf of each of its series, Munder Series Trust II (“MST II”), on behalf of each of its series, The Munder @Vantage Fund (“@Vantage”), and Munder Capital Management (“Advisor”), a Delaware general partnership.

WHEREAS, MST is a Delaware statutory trust authorized to issue shares in series, MST II is a Massachusetts business trust authorized to issues shares in series, and @Vantage is a Delaware statutory trust and the series of MST set forth in Schedule A, as may be amended from time to time, the series of MST II set forth in Schedule A, as may be amended from time to time, and @Vantage are each referred to herein as a “Fund” and, collectively, as the “Funds”;

WHEREAS, MST and MST II are each registered as open-end management investment companies under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, @Vantage is registered as a closed-end management investment company under the 1940 Act;

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, MST and MST II entered into a Combined Investment Advisory Agreement with the Advisor dated June 13, 2003, as amended (“2003 Agreement”);

WHEREAS, @Vantage entered into an Investment Advisory Agreement with the Advisor dated August 17, 2000 (“@Vantage Agreement”);

WHEREAS, prior to the termination of the 2003 Agreement and the @Vantage Agreement, the Boards of Trustees of MST, MST II and @Vantage and shareholders of each Fund approved this Agreement to become effective following the effectiveness of the change of control of the Advisor; and

WHEREAS, the 2003 Agreement and the @Vantage Agreement terminated automatically on December 29, 2006 as a result of a change of control of the Advisor;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among MST, MST II, @Vantage and the Advisor as follows:

1. Appointment

(a) MST, MST II and @Vantage hereby appoint the Advisor to act as investment adviser to the Funds for the periods and on the terms set forth herein. The Advisor accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Schedule B hereto.

(b) In the event that MST, MST II or @Vantage establishes one or more series other than the Funds listed on Schedule A attached hereto, with respect to which it desires to retain the

Advisor to act as investment adviser hereunder, it shall notify the Advisor in writing. If the Advisor is willing to render such services under this Agreement, it shall notify MST, MST II or @Vantage, as applicable, in writing whereupon such series shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds named herein except to the extent that said provisions (including those relating to the compensation payable by the Fund to the Advisor) are modified with respect to such Fund in writing by MST, MST II or @Vantage, as applicable, and the Advisor at that time.

2. Services as Investment Adviser

Subject to the general supervision and oversight of the Boards of Trustees of MST, MST II and @Vantage (collectively, the “Board”), the Advisor:

(a) will have overall supervisory responsibility for the general management and investment of each Fund’s assets and will provide a program of continuous investment management for each Fund in accordance with each Fund’s investment objective and policies as stated in each Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”), as they may be amended from time to time (each a “Prospectus” and, together, the “Prospectuses”);

(b) subject to the approval of the Board, may enter into an agreement with one or more sub-advisors (each a “Sub-Advisor”) pursuant to which each Sub-Advisor shall furnish the investment advisory services specified therein in connection with the management of one or more of the Funds as specified therein (each a “Sub-Advisory Agreement” and, collectively, the “Sub-Advisory Agreements”); provided, that any Sub-Advisory Agreement with a Sub-Advisor shall be in compliance with, and approved as required by, the 1940 Act or the rules or regulations thereunder or in accordance with exemptive relief granted by the SEC under the 1940 Act. The Advisor will continue to have ultimate responsibility for all investment advisory services furnished pursuant to any Sub-Advisory Agreement. The Advisor shall be solely responsible for compensating any Sub-Advisor for performing any of the duties and obligations delegated to such Sub-Advisor, provided that the Advisor may request that MST, MST II and @Vantage directly pay to the Sub-Advisor the portion of the Advisor’s compensation that the Advisor is obligated to pay to the Sub-Advisor. If MST, MST II and @Vantage agree to such request, the compensation MST, MST II and @Vantage pay to the Advisor shall be reduced by amounts paid directly to any Sub-Advisor. In the event that any Sub-Advisor appointed hereunder is terminated, the Advisor may provide investment advisory services pursuant to this Agreement through its own employees or through another Sub-Advisor as approved by MST, MST II and @Vantage.

(c) will, or will cause the appropriate Sub-Advisor(s) to, invest and reinvest the assets of the Funds by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Funds may purchase, sell, enter into or use;

(d) will, or will cause the appropriate Sub-Advisor(s) to, determine the portions of each Fund’s portfolio to be invested in securities or other assets and uninvested or in cash equivalents;

(e) will, or will cause the appropriate Sub-Advisor(s) to, oversee the placement of purchase and sale orders on behalf of the Funds;

(f) will, or will cause the appropriate Sub-Advisor(s) to, employ professional portfolio managers and securities analysts to provide research services to the Funds;

(g) will, or will cause the appropriate Sub-Advisor(s) to, vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested in a manner that complies with the Funds’ proxy voting policies and procedures and, in the good faith judgment of the Advisor, best serves the interests of each Fund’s shareholders; maintain records of all proxies voted on behalf of the Funds; and provide information to MST, MST II or @Vantage or their designated agents in a manner that is sufficiently complete and timely to ensure compliance by MST, MST II and @Vantage with their filing obligations under Rule 30b1-4 of the 1940 Act;

(h) will, or will cause the appropriate Sub-Advisor(s) to, maintain books and records with respect to each Fund’s securities transactions;

(i) will, and will cause each Sub-Advisor to, provide periodic and special reports to the Board, as requested;

(j) to the extent reasonably requested by the officers of the Funds, will, and will cause each Sub-Advisor to, cooperate with and provide reasonable assistance to other service providers engaged by MST, MST II or @Vantage by: (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Funds, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information; and

(k) will monitor compliance of each Sub-Advisor with the investment objectives, strategies, policies, limitations and restrictions of any Fund under the management of such Sub-Advisor, and review and report to the applicable Board on the performance of each such Sub-Advisor.

In providing those services, the Advisor will provide the Funds with ongoing research, analysis, advice and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. In addition, the Advisor will furnish the Funds with whatever statistical information the Funds may reasonably request with respect to the securities that the Funds may hold or contemplate purchasing.

The Advisor further agrees that, in performing its duties hereunder, it will, and that any Sub-Advisory Agreements it enters into with any Sub-Advisor shall require that the Sub-Advisor will:

(a) comply in all material respects with (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder, (2) the rules and regulations of the Commodities Futures Trading Commission, (3) the Internal Revenue Code of 1986, as amended (“Code”), (4) the investment objectives, strategies, policies, limitations and restrictions of each Fund as described in the Prospectuses, and (5) all other applicable federal and state law and regulations, and with any applicable procedures adopted by the Board;

(b) use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c) maintain books and records with respect to each Fund’s securities transactions, render to the Board such periodic and special reports as the Board may reasonably request, and keep the Board informed of developments materially affecting each Fund’s portfolio;

(d) make available to the Board, Chief Compliance Officers of MST, MST II and @Vantage (each the “CCO”) and the Funds’ administrator, promptly upon their request, such copies of its investment records and ledgers with respect to each Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board, the Advisor will complete periodic or special questionnaires and furnish to the Board such periodic and special reports regarding each Fund and the Advisor. In addition, the Advisor will furnish to the Board and, subject to compliance with the Funds’ applicable policies regarding disclosure of portfolio holdings, third-party data reporting services all currently available standardized performance information and other customary data;

(e) make available to the Board at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Board and the Advisor, by telephone, in order to review the investment policies, performance and other matters relating to the management of the Funds;

(f) make available to the Funds’ administrator and, as appropriate, MST, MST II or @Vantage, promptly upon its request, such copies of its investment records and ledgers with respect to the Funds as may be required to assist the administrator and MST, MST II and @Vantage in their compliance with applicable laws and regulations. The Advisor will furnish the Board with such periodic and special reports regarding the Funds as it may reasonably request;

(g) use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Advisor seek to obtain any such information, in providing investment advice to each Fund;

(h) immediately notify MST, MST II, @Vantage and the Board in the event that the Advisor or any of its affiliates becomes aware that the Advisor: (1) is subject to a statutory disqualification that prevents the Advisor from serving as investment adviser pursuant to this Agreement; (2) fail to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (3) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (4) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of MST, MST II or @Vantage. The Advisor further agrees to notify MST, MST II and @Vantage immediately of any material fact known to the Advisor respecting or relating to the Advisor that is not contained in any Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Advisor will promptly notify MST, MST II, @Vantage and the Board if its chief executive officer or any member of the portfolio management team for any Fund changes or there is otherwise an actual change in control or management of the Advisor;

(i) not disclose information regarding Fund characteristics, trading history, portfolio holdings or any other related information to any third party, except in compliance with the Funds’ policies on disclosure of portfolio holdings;

(j) provide MST, MST II, @Vantage or the Board with such information and assurances (including certifications and sub-certifications) as MST, MST II, @Vantage or the Board may reasonably request from time to time in order to assist MST, MST II, @Vantage or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Funds’ Form N-CSRs and Form N-Qs;

(k) assist as requested in determining the fair value of portfolio securities when market quotations are not readily available (including making knowledgeable personnel of the Advisor available for discussions with the Board and/or any fair valuation committee appointed by the Board upon reasonable request, obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Funds and providing information upon request on valuations the Advisor has determined of securities also held by other clients of the Advisor), for the purpose of calculating each Fund’s net asset value in accordance with the procedures and methods established by the Board; and

(l) meet with the Board to explain its activities at such times and places as the Board may reasonably request.

The Advisor will also make available, without additional expense to the Funds, the service of the Advisor’s directors, officers and employees to be duly elected or appointed officers of MST, MST II and @Vantage, subject to their individual consent to serve and to any limitations imposed by laws, rules or regulations.

3. Documents

MST, MST II and @Vantage have each delivered properly certified or authenticated copies of each of the following documents to the Advisor and will deliver to it all future amendments and supplements thereto, if any:

(a) certified resolution of the Board authorizing the appointment of the Advisor and approving the form of this Agreement; and

(b) the Prospectuses and any exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Prospectuses.

4. Brokerage

The Advisor may place orders pursuant to its investment determinations for each of the Funds directly with the issuers of the securities, or with any broker or dealer. The Advisor may open and maintain brokerage accounts of all types on behalf of and in the name of the Funds. The Advisor may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Advisor deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Funds, the Advisor will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Advisor will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Advisor is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Funds and/or other accounts over which the Advisor or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for MST, MST II and @Vantage that the Advisor have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Advisor may cause the Funds to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Advisor to the Funds. It is understood that the services provided by such brokers may be useful to the Advisor in connection with the Advisor’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Advisor and its affiliates are authorized to effect portfolio transactions for the Funds and to retain brokerage commissions on such transactions. The Advisor may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Funds with orders for its other clients where: (1) such aggregation or bunching of order is not inconsistent with a Fund’s investment objectives, policies and procedures, (2) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Advisor in a manner that is fair and equitable in the judgment of the Advisor, and (3) the Advisor shall be cognizant of its fiduciary obligations to the Funds and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected. To the extent that the Advisor retains one or more Sub-Advisors, the Advisor shall monitor reasonably the use by each such Sub-Advisor of brokers and dealers to execute trades in securities on behalf of the Funds.

5. Records

(a) The Advisor agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Advisor with respect to the Funds by the 1940 Act. The Advisor further agrees that all records which it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request.

(b) The Advisor shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Advisor also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Funds due to the activities of the Advisor. The Advisor shall coordinate with MST, MST II and @Vantage, as appropriate, with respect to the making of such filings.

6. Standard of Care

The Advisor shall exercise its best judgment in rendering the services under this Agreement. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or the Funds’ shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Advisor against any liability to a Fund or to its shareholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Advisor’s reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term “Advisor” shall include any officers, directors, employees, or other affiliates of the Advisor performing services with respect to a Fund.

7. Compensation

In consideration of the services rendered pursuant to this Agreement, each Fund will pay the Advisor a fee as set forth on Schedule B attached hereto. The fee shall be computed and accrued daily and payable daily. For purposes of determining fees payable in this manner, the value of a Fund’s daily net assets shall be computed at the times and in the manner specified in the Fund’s Prospectuses.

8. Expenses

(a) The Advisor will bear all expenses in connection with the performance of its services under this Agreement and will bear the costs and expenses payable to Sub-Advisors under the Sub-Advisory Agreements.

(b) The Advisor shall bear all reasonable expenses of MST, MST II and @Vantage, if any, arising out of an assignment or change in control of the Advisor. In the event that there is a proposed change in control of the Advisor that would act to terminate this Agreement, and if a vote of shareholders to approve a new advisory agreement is at that time deemed by counsel to MST, MST II and/or @Vantage to be required by the 1940 Act or any rule or regulation thereunder, the Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the Funds to approve any such new advisory agreement with the Advisor. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

(c) Except to the extent expressly assumed by the Advisor or required under applicable laws, rules and regulations to be paid, assumed or reimbursed by the Advisor, each Fund will bear certain other expenses to be incurred in its operation, including: taxes; interest; brokerage fees and commissions, if any; fees of the members of its Board who are not officers, directors or employees of the Advisor or any Sub-Advisor; SEC fees and state blue sky fees; charges of custodians and transfer and dividend disbursing agents; the Fund’s proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; charges of independent pricing services, costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Fund and of the officers and the members of the Board; and any extraordinary expenses.

9. Services to Other Companies or Accounts

The investment advisory services of the Advisor to the Funds under this Agreement are not to be deemed exclusive, and the Advisor, or any affiliate thereof, shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of a Fund) and to engage in activities so long as its services hereunder are not impaired thereby. If the Advisor provides any advice to its clients concerning investment in the shares of a Fund, the Advisor shall act solely for such clients in that regard and not in any way on behalf of MST, MST II, @Vantage or the Funds.

10. Compliance Matters

(a) The Advisor understands and agrees that it is a “service provider” to MST, MST II and @Vantage as contemplated by Rule 38a-1 under the 1940 Act. As such, the Advisor agrees to cooperate fully with MST, MST II and @Vantage and their Trustees and officers, including the CCO, with respect to (1) any and all compliance-related matters, and (2) the efforts of MST, MST II and @Vantage to assure that each of their service providers adopt and maintain policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by MST, MST II, @Vantage and the Advisor. In this regard, the Advisor shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Advisor’s applicable compliance policies and procedures;

(2) submit to the Board for its consideration and approval, annually (and at such other times as MST, MST II and @Vantage may reasonably request), a report (“Report”) fully describing any material amendments to the Advisor’s applicable compliance policies and procedures since the most recent Report;

(3) provide periodic reports discussing the Advisor’s compliance program and special reports in the event of material compliance matters;

(4) permit MST, MST II, @Vantage and their Trustees and officers to become familiar with the Advisor’s operations and understand those aspects of the Advisor’s operations that may expose MST, MST II and @Vantage to compliance risks or lead to a violation by MST, MST II, @Vantage or the Advisor of the federal securities laws;

(5) permit MST, MST II, @Vantage and their Trustees and officers to maintain an active working relationship with the Advisor’s compliance personnel by, among other things, providing the CCO and other officers with a specified individual within the Advisor’s organization to discuss and address compliance-related matters;

(6) provide MST, MST II, @Vantage and their Trustees and officers, including the CCO, with such certifications as may be reasonably requested; and

(7) reasonably cooperate with any independent registered public accounting firm engaged by MST, MST II or @Vantage and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

(b) The Advisor represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

11. Duration and Termination

(a) Current Funds. This Agreement shall be effective immediately following the effective time on the effective date of the change of control of the Advisor with respect to the Funds listed on Schedule A as of that date (“Current Funds”). For each Current Fund, this Agreement shall continue in effect from the effective date hereof, unless sooner terminated, as provided herein, through June 30, 2007 and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the members of the relevant Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Current Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the members of the relevant Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) New Funds. With respect to any Fund that is not a Current Fund (“New Fund”), this Agreement shall become effective on such date as determined by the relevant Board, provided that with respect to any New Fund, this Agreement shall not take effect unless it has been approved (a) by a vote of a majority of the members of the Board, including a majority of those Board members who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of that New Fund’s outstanding voting securities and shall continue in effect with respect to the New Fund, unless sooner terminated, as provided herein, for two years from the initial approval date for each New Fund and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the members of the relevant Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the New Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the members of the relevant Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(c) Termination. This Agreement is terminable with respect to the Funds, or any Fund, without penalty, on sixty (60) days’ written notice by the relevant Board or Boards or by vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the affected Funds or upon ninety (90) days’ written notice by the Advisor. Termination of this Agreement with respect to any given Fund, shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

12. Confidential Information

Each party agrees that it will treat confidentially all information provided by any other party regarding such other parties’ businesses and operations, including without limitation the investment activities or holdings of each Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party; however, a Fund’s portfolio holdings information may be disclosed in a manner consistent with the policies and procedures adopted by the Board regarding its dissemination. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

13. Amendment

No provision of this Agreement shall be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, no material amendment of this Agreement with respect to any Fund shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of that Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff), and (ii) a majority of the members of the Board, including a majority of Board members who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

14. Use of Name

It is understood that the name of Munder Capital Management LLC or any derivative thereof or logo associated with that name is the valuable property of the Advisor and its affiliates, and that MST, MST II, @Vantage and each Fund have the right to use such name (or derivative or logo) only so long as this Agreement shall continue with respect to a given Fund. Upon termination of this Agreement or upon termination of this Agreement with respect to a given Fund, MST, MST II, or @Vantage, as appropriate, and any affected Fund shall forthwith cease to use such name (or derivative or logo) and MST, MST II, or @Vantage, as appropriate, shall promptly amend its charter documents to change the Fund name to comply herewith.

15. Separate Agreements

The parties affirm and agree that this Agreement shall be enforced as a separate agreement as between the Advisor and each of MST, MST II and @Vantage. Nothing in this Agreement shall be interpreted to combine or collectively enjoin any of MST, MST II or @Vantage. For all purposes, this Agreement shall be considered and interpreted as individual agreements between the Advisor and each of MST, MST II and @Vantage.

16. Miscellaneous

(a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b) Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Michigan.

(e) If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than these as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(f) Notices of any kind to be given to the Advisor by MST, MST II or @Vantage shall be in writing and shall be duly given if mailed or delivered to the Advisor at 480 Pierce Street, Birmingham, Michigan 48009, or at such other address or to such individual as shall be specified by the Advisor. Notices of any kind to be given to MST, MST II or @Vantage by the Advisor shall be in writing and shall be duly given if mailed or delivered to 480 Pierce Street, Birmingham, Michigan 48009, or at such other address or to such individual as shall be specified by MST, MST II and @Vantage.

(g) With respect to MST II, the words “Munder Series Trust II” and “Trustees” or “Board of Trustees” used or implied herein refer respectively to the trust created and the Trustees, as trustees of MST II, but not individually or personally acting from time to time under the Declaration of Trust, which is hereby referred to and a copy of each is on file at the office of the Secretary of The Commonwealth of Massachusetts and at the principal office of MST II.

(h) With respect to MST II, the obligations of “Munder Series Trust II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents of MST II are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of MST II personally, but bind only the trust’s property, and all persons dealing with any series or class of shares of MST II must look solely to MST II property belonging to such series or class for the enforcement of any claims against MST II.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST MUNDER SERIES TRUST II THE MUNDER @VANTAGE FUND

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President & Chief Compliance Officer

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Administrative Officer

SCHEDULE A

As of December 29, 2006

Munder Series Trust

Institutional Money Market Fund
Liquidity Money Market Fund
Munder Asset Allocation Fund — Balanced
Munder Bond Fund
Munder Cash Investment Fund
Munder Energy Fund
Munder Index 500 Fund
Munder Intermediate Bond Fund
Munder International Bond Fund
Munder International Equity Fund
Munder Internet Fund
Munder Large-Cap Core Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Real Estate Equity Investment Fund
Munder S&P MidCap Index Equity Fund
Munder S&P SmallCap Index Equity Fund
Munder Small-Cap Value Fund
Munder Small-Mid Cap Fund
Munder Tax-Free Money Market Fund
Munder Tax-Free Short & Intermediate Bond Fund
Munder Technology Fund

Munder Series Trust II

Munder Healthcare Fund

The Munder @Vantage Fund

A-1

SCHEDULE B

As of December 29, 2006

Annual Fees (as a Percentage of Daily Net Assets)
Institutional Money Market Fund	0.20%

Liquidity Money Market Fund	0.20%

Munder Asset Allocation Fund - Balanced	0.65%

Munder Bond Fund	0.50% of the first $1 billion of average daily net assets; and 0.45% of average daily net assets in excess of $1 billion

Munder Cash Investment Fund	0.35%

Munder Energy Fund	0.75%

Munder Healthcare Fund	1.00% of the first $100 million of average daily net assets; 0.90% of the next $100 million; 0.85% of the next $50 million; and 0.75% of average daily net assets in excess of $250 million

Munder Index 500 Fund	0.20% of the first $250 million of average daily net assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million

Munder Intermediate Bond Fund	0.50% of the first $1 billion of average daily net assets; and 0.45% of average daily net assets in excess of $1 billion

Munder International Bond Fund	0.50%

Munder International Equity Fund	0.75%

Munder Internet Fund	1.00% of the first $1 billion of average daily net assets; and 0.85% of average daily net assets in excess of $1 billion

Munder Large-Cap Core Growth Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion

B-1

Annual Fees (as a Percentage of Daily Net Assets)
Munder Large-Cap Value Fund	0.75% of the first $100 million of average daily net assets; and 0.70% of average daily net assets in excess of $100 million

Munder Micro-Cap Equity Fund	1.00%

Munder Mid-Cap Core Growth Fund	0.75%

Munder Real Estate Equity Investment Fund	0.74%

Munder S&P MidCap Index Equity Fund	0.15%

Munder S&P SmallCap Index Equity Fund	0.15%

Munder Small-Cap Value Fund	0.75%

Munder Small-Mid Cap Fund	0.75%

Munder Tax-Free Money Market Fund	0.35%

Munder Tax-Free Short & Intermediate Bond Fund	0.50% of the first $200 million of average daily net assets; and 0.40% of average daily net assets in excess of $200 million

Munder Technology Fund	1.00% of the first $300 million of average daily net assets; 0.90% of the next $700 million; and 0.80% of average daily net assets in excess of $1 billion

The Munder @Vantage Fund	1.75%

B-2